UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 13G (Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b) (Amendment No. 1)*

Aegerion Pharmaceuticals, Inc.
(Name of Issuer)

Common Stock, par value $0.001
(Title of Class of Securities)

00767E102
(CUSIP Number)

December 31, 2016
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	00767E102	13G

1		NAMES OF REPORTING PERSONS

Athyrium Opportunities II Acquisition LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

-0-

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

-0-

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-0-%

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

**SEE INTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	00767E102	13G

1		NAMES OF REPORTING PERSONS

Athyrium Opportunities Associates II LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

-0-

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

-0-

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-0-%

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

**SEE INTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	00767E102	13G

1		NAMES OF REPORTING PERSONS

Athyrium GP Holdings LLC (Formerly known as Athyrium Opportunities Associates II GP LLC)

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

-0-

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

-0-

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-0-%

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

**SEE INTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	00767E102	13G

1		NAMES OF REPORTING PERSONS

Athyrium Capital Management, LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

-0-

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

-0-

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-0-%

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA

**SEE INTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	00767E102	13G

1		NAMES OF REPORTING PERSONS

Athyrium Capital Holdings, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

-0-

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

-0-

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-0-%

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

**SEE INTRUCTIONS BEFORE FILLING OUT.

CUSIP NO. 00767E102	13G

1		NAMES OF REPORTING PERSONS

Jeffrey A. Ferrell

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

-0-

	6	SHARED VOTING POWER

-0-

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

-0-

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-0-%

12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

**SEE INTRUCTIONS BEFORE FILLING OUT.

CUSIP NO. 00767E102	13G

EXPLANATORY NOTE

This Amendment No. 1 (the "Amendment") amends the statement on Schedule 13G originally filed by the Reporting Persons on March 18, 2016 (the "Schedule 13G").  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Schedule 13G.  On November 29, 2016, the Issuer was acquired by a wholly-owned indirect subsidiary of QLT Inc., a corporation incorporated under the laws of British Columbia, pursuant to the terms of an Agreement and Plan of Merger, dated June 14, 2016, resulting in the Reporting Persons ceasing to be the beneficial owners of more than 5% of the outstanding shares of the Issuer.

Item 4	Ownership:

Items 4(a), (b) and (c) are hereby amended as follows:

As of December 31, 2016, the Reporting Persons own no shares of Common Stock.

Item 5	Ownership of Five Percent or Less of a Class:

Item 5 is hereby amended as follows:

If this statement is being filed to report the fact that as of December 31, 2016, the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following.  ☒

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule 13G is true, complete and correct.

Date: January 27, 2017

ATHYRIUM OPPORTUNITIES II ACQUISITION LP

By:	Athyrium Opportunities Associates II LP
Its:	General Partner

By:	Athyrium GP Holdings LLC
Its:	General Partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM OPPORTUNITIES ASSOCIATES II LP

By:	Athyrium GP Holdings LLC
Its:	General Partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM GP HOLDINGS LLC (Formerly known as Athyrium Opportunities Associates II GP LLC)

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM CAPITAL MANAGEMENT, LP

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell
Its:	Authorized Signatory

ATHYRIUM CAPITAL HOLDINGS, LLC

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell
Its:	Authorized Signatory

JEFFREY A. FERRELL

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

    The undersigned hereby agree as follows:

(i) Each of them is individual eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  January 27, 2017

ATHYRIUM OPPORTUNITIES II ACQUISITION LP

By:	Athyrium Opportunities Associates II LP
Its:	General Partner

By:	Athyrium GP Holdings LLC
Its:	General Partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM OPPORTUNITIES ASSOCIATES II LP

By:	Athyrium GP Holdings LLC
Its:	General Partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM GP HOLDINGS LLC (Formerly known as Athyrium Opportunities Associates II GP LLC)

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Its:	Authorized Signatory

ATHYRIUM CAPITAL MANAGEMENT, LP

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell
Its:	Authorized Signatory

ATHYRIUM CAPITAL HOLDINGS, LLC

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell
Its:	Authorized Signatory

JEFFREY A. FERRELL

By:	/s/ Jeffrey A. Ferrell
Name:	Jeffrey A. Ferrell